UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                        SEC File No.:  001-16703
                                                        CUSIP No.:     66978M100
(Check one):

[X]Form 1O-KSB  [ ]Form 20-F    [ ]Form 11-K     [ ]Form 10-QSB    [ ]Form N-SAR

For Period Ended: JUNE 30, 2006
                  -------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _____

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

         NOVA BIOGENETICS, INC.
         -----------------------
         Full Name of Registrant

         not applicable
         ----------------------------------
         Former Name if Applicable

         8601 DUNWOODY PLACE, SUITE 338
         ---------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

         ATLANTA, GEORGIA 30350
         ------------------------------
         City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -  NARRATIVE

State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N- SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         THE COMPANY COULD NOT COMPLETE THE FORM 10-KSB WITHIN THE PRESCRIBED TIME PERIOD DUE TO ADDITIONAL TIME REQUIRED BY THE COMPANY TO PROVIDE CERTAIN INFORMATION TO BE INCLUDED IN THE REPORT.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         DR. KEVIN SMITH                (770) 650-6508
         ------------------------------------------------------
         (Name)                   (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             NOVA BIOGENETICS, INC.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.
                                           NOVA BIOGENETICS, INC.

Date: September 29, 2006                   By: /s/ Dr. Kevin Smith
                                               -------------------
                                               Dr. Kevin Smith
                                               Chief Executive Officer